Exhibit 99.1

Symbol: BER (TSX V)

News Release	July 22 2011

BE Resources Inc. Announces Remaining Assay Results from Drilling
Program at the Warm Springs Beryllium & Rare Earth Project

BE Resources Inc. (the “Company”) announces the remaining assay results from its drilling program to date at its Warm Springs project in New Mexico. This news release taken together with the news releases of December 2, 2010, March 29, 2011 and April 26, 2011, disclose the results of all drilling completed by the Company to date at the Warm Springs project, which commenced in September 2010.

Of the holes drilled to date, DH5 and DH10 are the most encouraging in terms of beryllium. As previously announced, the Company intersected a beryllium-mineralized zone in DH5 in excess of 100 feet in thickness with a maximum grade exceeding one percent beryllium oxide and over 55 feet of beryllium mineralization in DH10 with a maximum grade exceeding 0.5 percent beryllium oxide.

Rare earth element assay results for four drill holes not yet announced (DH1, DH2, DH3 and DH19) are set out in the following table.

DrillHole No.	From (ft)	To (ft)	Interval (ft)	LREO[2] %	HREO[3] %	TREO[4] %
DH1	765	778	23	77.06	22.94	8.85
DH2	870	878	8	74.16	25.84	10.34
DH3	620	678	58	81.84	18.16	9.12
DH3	1157	1255	98	60.31	39.69	19.58
DH3	1265	1297.5	32.5	67.14	32.86	1.89
DH3	1306.5	1564	242	75.51	24.49	0.26
DH3	1582	1736	154	75.22	24.78	7.80
DH19	194	295	101	64.91	35.09	15.04
DH19	468	474	6	73.29	26.71	1.2

Notes:
1. Measurement is Imperial
2. LREO includes light rare earth elements (Cerium, Europium, Lanthanum, Neodymium, Praseodymium, Samarium) as oxides
3. HREO includes heavy rare earth elements (Gadolinium, Terbium, Dysprosium, Holmium, Erbium, Thulium, Ytterbium, Lutetium, Yttrium) as oxides
4. TREO means total rare earth oxides
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True widths have not yet been determined in respect of the above results.

The assay results of the four drill holes reported on in this news release indicate that LREO constitute two thirds to three quarters of the TREOs.

The Company is in the process of examining these results more closely with a view to determining next steps. Three diamond drill holes (DH1, DH2 and DH3) were drilled on the periphery of a ½ mile diameter circular structure for rare earth mineralization, and DH19 was drilled on the main beryllium zone. The above rare earth results indicate that additional drilling is warranted to more fully understand the rare earth deposit associated with the structure, and to further investigate rare earth concentrations around DH19. The ability of the Company to conduct further drilling is subject to financing and compliance with permit requirements.

The Company implemented the following quality assurance/quality control (QA/QC) procedures for its Warm Springs project.

All recovered core was carefully logged by four field engineers/geologists working in shifts. The core was maintained at the drilling location under the supervision of a field engineer/geologist. All core was photographed and logged before transfer to the on-site storage unit. This unit was weather-proof and locked for security. The photographs of the core were uniquely labeled and stored on a laptop computer and memory card. The photographs were transferred to the project office where they were reviewed by the project manager and transferred to the project-specific database. The field engineers/geologists and the project manager were employees of AMEC Earth and Environmental, Inc. At the completion of each borehole the core was transported to HydroCut, Inc. located in Belen, New Mexico. The core was cut using the waterjet cutting system which cut the core without heat. There was therefore no heat affected zone from the cutting process. After the cutting process, the remaining core was returned to the secure storage for long term storage and a sample was sent to ALS Minerals, an independent lab, for assay.

ALS Minerals Qualifications and QA/QC

The Company selected ALS Minerals (ALS) to perform sample preparation (in Reno Nevada) and assay work (in Vancouver, British Columbia). ALS maintains ISO 9001:2008 and ISO/IEC 17025:2005 certifications, provides all internal quality control data, and maintains a library of detailed laboratory analytical methods required as the necessary documentation for NI 43-101 Technical Reporting. The ALS Quality Management System (QMS) complies with the requirements of International Standards ISO 9001:2008. ALS implemented the following quality assurance/quality control (QA/QC) procedures for the Warm Springs exploration project sample handling and management, and laboratory procedure and test methods implemented.

All samples received at ALS underwent the following sample preparation in accordance with ALS Sample Preparation Package – PREP-31 Standard Sample Preparation. Sample preparation was the most critical step in the entire laboratory operation. The purpose of preparation was to produce a homogeneous analytical subsample that was fully representative of the material submitted to the laboratory. The sample was logged in the tracking system, weighed, dried and finely crushed to better than 70% passing a 2 mm (Tyler 9 mesh, US Std. No.10) screen. A split of up to 250 g was taken and pulverized to better than 85% passing a 75 micron (Tyler 200 mesh, US Std. No. 200) screen.

At ALS, Geochemical Procedure - ME-ICP61a, Evaluation of High Grade Materials Using Conventional ICP - AES Analysis Sample Decomposition was implemented for all of the Company’s samples undergoing analysis. The sample was digested in a mixture of nitric, perchloric and hydrofluoric acids. Perchloric acid was added to assist oxidation of the sample and to reduce the possibility of mechanical loss of sample as the solution was evaporated to moist salts. Elements were determined by inductively coupled plasma – atomic emission spectroscopy (ICP - AES).

A summary of the geology is reported in the Company’s 2009 NI 43-101 compliant technical report titled “Technical Report on the Warm Springs Beryllium Property, Socorro County, New Mexico USA” dated June 5, 2009 and filed on SEDAR at www.sedar.com on July 2, 2009.

David Tognoni, PE, the Company’s President & CEO, is the Qualified Person as defined under National Instrument 43-101 for the project and is responsible for verification of the data and the contents of this news release. David Tognoni has supervised all aspects of the project including drilling, core sampling and the shipping of samples by personnel from AMEC Earth and Environmental, Inc.

Disclaimer

This new release contains “forward looking information” (as defined in applicable securities legislation) that is based on expectations, estimates and projections as of this date. Examples of forward looking information can be identified by the use of forward looking words such as “encouraging” or “warranted”. Forward looking information, by its nature, requires us to make assumptions and is subject to significant risks and uncertainties which may give rise to the possibility that our expectations or conclusions will not prove to be accurate and that the assumptions may not be correct. These factors, many of which are beyond our control, include financing risks and business and economic conditions generally. Additional information about these and other factors are located in reports filed with Canadian securities regulators, including the Company’s annual report on Form 10-K for the year ended December 31, 2010. We have no intention to update this forward looking information, except as required by applicable securities laws. This forward looking information should not be relied upon as representing our views as of any date subsequent to this date.

For further information please contact:

David Tognoni
President & CEO
P.O. Box 682
Elephant Butte, New Mexico 87935
Tel: 575-744-4014

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.